Exhibit 99.2

VIAVID
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ReposiTrak

Fiscal Second Quarter 2024

February 14, 2024

C O R P O R A T E P A R T I C I P A N T S

Jeff Stanlis, Investor Relations, FNK IR

John Merrill, Chief Financial Officer

Randall Fields, Chairman and Chief Executive Officer

C O N F E R E N C E C A L L P A R T I C I P A N T S

Thomas Forte, Private Investor

P R E S E N T A T I O N

Operator

Greetings. Welcome to the ReposiTrak Fiscal Second Quarter 2024 Earnings Call. (Operator Instructions)

As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host, Jeff Stanlis, with FNK IR. Mr. Stanlis, you may begin.

Jeff Stanlis

Thank you, Operator, and good afternoon, everyone.

Thank you for joining us today for the ReposiTrak fiscal second quarter earnings call. Hosting the call today are Randy Fields, ReposiTrak's Chairman and CEO, and John Merrill, ReposiTrak's CFO.

Before we begin, I would like to remind everyone that this call could contain forward-looking statements about ReposiTrak within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not subject to historical facts. Such forward-looking statements are based on current beliefs and expectations. ReposiTrak's remarks are subject to risks and uncertainties which actual results may differ materially. Such risks are fully discussed in the Company’s filings with the Securities and Exchange Commission. The information set forth herein should be considered in light of such risks. ReposiTrak does not assume any obligation to update information contained in this conference call.

Shortly after the market close today, the Company issued a press release overviewing the financial results that we will discuss on today’s call. Investors can visit the Investor Relations section of the Company’s website at repositrak.com to access the press release.

With all that said, I would now like to turn the call over to John Merrill. John, the call is yours.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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John Merrill

Thanks, Jeff, and good afternoon, everyone.

The December quarter of fiscal 2024 marks another anniversary of our evolution to a simple, easy to model, and highly predictable business. This is what ReposiTrak is today.

Looking back on our strategy, our goal was to reduce unpredictable and lumpy revenue in exchange for growth and annual recurring subscription revenue, a reduction in operating expenses, return capital to shareholders, pay off debt, drive cash, and make the business easy to model.

I am confident as we again embark on execution of this new opportunity, traceability, our strategy will not change. In two to three years, as we look back, it will be more obvious that it was the right decision. Incremental recurring revenue, a careful focus on expenses, maintain margin, grow net income, and grow EPS even faster.

As we did some years ago with compliance, our strategy again requires us to scale quickly for the largest opportunity in the Company's history, traceability. We've done it before, and we are up to the task to do it again.

Before jumping into the quarterly numbers, in my view, it is important to point out to shareholders the path we forged over time and revisit some remarkable achievements we accomplished.

Since 2017, we have grown recurring revenue 10% per year on a compounded annual growth basis. Simultaneously, we increased recurring revenue from just 53% of total revenue to roughly 100% at the end of fiscal 2023. Despite overcoming more than $1 million in high-touch low opportunity revenue, the results are quite remarkable.

During the same period, we reduced our operating costs by 28% or $5 million, driving an 80 plus percent gross margin and more than a 25% net margin.

Since 2017, net income has grown from less than $700,000 to $5.6 million at the end of fiscal 2023, a 36% compounded annual growth rate.

Full-year earnings per share was just a penny just a few years ago and now is $0.27 a share, a compounded annual growth rate of over 77%. Meanwhile, during the same period, annual cash from operations accelerated from just $500,000 to over $8.8 million at the end of fiscal 2023, a CAGR of 51%. Meanwhile, our current ratios has grown from a mere 2x to over 6x, meaning our current assets more than cover our current liabilities over six times over. It is truly amazing to see what this little Company has achieved in such a short period of time.

Anyone who knows me knows that I'm not a tout. As I've said before, the proof is in the numbers. We have an extraordinary opportunity in front of us and I believe our ongoing strategy will continue to reflect well on shareholders. Again, we will continue to grow recurring revenue, not just traceability revenue, but continue to grow all lines of business.

We will continue to increase profits, generate cash, and return capital to shareholders, all while ramping the traceability initiative, which has the potential to more than double our top-line revenue over the next several years.

For several quarters, we have been discussing the FDA's FSMA 204 mandates and the impact this will have on the food industry. The FDA's mandate is right around the corner, scheduled currently for 2026, but we are now seeing an industry reaction far sooner than we anticipated.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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The traceability mandate is increasingly being driven by the market, from the top down rather than from government regulations. As we have long said, retailers want end-to-end traceability. Track and trace is a risk mitigation initiative for retailers, making it easier to identify products in the event of a recall, reducing exposure to costly lawsuits, and improving overall compliance. Retailers have embraced this FDA requirement and now you are seeing them drive adoption through their supply chain. Randy will add more color on this in a moment.

For us, the demand for traceability is rapidly accelerating as you have seen our steady cadence of press releases announcing suppliers joining the RTN. There are many more in the queue. The revenue from these suppliers is currently 3% to 4% of our quarterly revenue, up from just 1% to 2% six months ago.

As you've seen, we are investing heavily in sales and marketing, both headcount and advertising awareness, to process the pipeline. The current queue will take us about a year to process based on how quickly suppliers move and more are being added to the pipeline every day. It is important to note that once we have worked through this initial onboarding process, incremental additions will generate very little added costs. Again, we've been through this process before with our compliance solution.

We have onboard hundreds of traceability suppliers since we began this journey in April of 2023. The current acceleration further validates our decision to clear the decks, pulling resources off non-core, high-touch, low opportunity business, and reallocate them to much longer-term, lucrative, and time-sensitive traceability revenue. This decision is enabling us to quickly capture market share, further reinforce the moats around our business, make the RTN the best low-cost and only choice.

Over the next year, investors will see this decision once again manifest into accelerated revenue growth, net margin expansion, and much higher levels of cash generation.

Let's get to the quarterly numbers. Total revenue was up 8% for the December quarter. Recurring revenue was 99% of total revenue. Recurring revenue increased 8% for the quarter. Operating expenses increased 9% as we invested heavily in the RTN. G&A costs were up 8%. GAAP net income increased 15%. GAAP net income to common shareholders increased 17%. Earnings per share increased 17% to $0.07 per share. Quarterly cash from operations was $1.3 million, and we continue to return capital to shareholders.

During the December quarter, we bought back approximately 22,000 common shares at an average share price of $8.79 per share for approximately $194,000. We also bought back 70,000 preferred shares for a stated redemption price of $10.70 per share for a total of $750,000.

We have over $23 million cash in the bank and no debt, and we continue to pay a quarterly cash dividend, boosting it 10% as you saw the board approve in November of 2023.

As we've said, our profitability and cash will continue to grow. Consistent with our strategy, our focus is on increasing operating leverage. This requires us to continue to make strategic decisions to drive high margin incremental revenue, while keeping costs in line and driving profitability and cash.

As I previously announced, we ended our June 30, 2023, fiscal year with an exit rate of annual recurring revenue of $20.3 million. Meaning, as of June 30, 2023, those contracts in hand billing monthly, times 12, will generate $20.3 million in annual recurring revenue in the subsequent 12 months. At the end of September, that number increased to $20.8 million.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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At the end of the December quarter, our exit rate of annual recurring revenue increased to $21.4 million. Once again, this means barring any unforeseen changes, as of December 31, 2023, contracts in hand billing monthly, times 12, will generate $21.4 million in annual recurring revenue in the subsequent 12 months. Keep in mind, this is the subsequent 12 months and not a forecast for the quarter ending June 30, 2024.

I believe the momentum we're seeing with traceability customers faster than I anticipated will only accelerate further. We're confident that traceability will generate even more meaningful revenue in the next 12 months.

As I've said time and time again, it takes approximately $12 million in cash to run this place. Even with our investment in RTN during the six months ended December 31, 2023, our gross margin and net margin still remains above 80% and 25%, respectively. Again, our strategy remains very simple; take great care of the customer, grow recurring revenue, rationalizing costs with the opportunity of future revenues, control costs, increase net income, accelerate EPS, buy back shares both common and preferred, drive cash, and return capital to shareholders in the form of a cash dividend.

Turning to the quarterly numbers.

Fiscal year 2024 second quarter revenue was $5.1 million, up 8% from $4.8 million in the same quarter last year. Effectively, all of our revenue was recurring, more than 99%. Recurring revenue contribution from traceability customers increased from 1% to 2% of total revenue in the June quarter to 3% to 4% of total revenue in the December quarter.

Total operating expenses increased 9% to $3.9 million in Q2 2024, which I already commented.

G&A expense increased 8% due largely to higher costs in employee benefits, liability insurance, and compliance costs associated with security, confidentiality, and other requirements to protect customer data.

For the second fiscal quarter of 2024, GAAP net income was $1.5 million or 28% of revenue versus $1.3 million or 27% of revenue. GAAP net income increased year-over-year by 14%. Net income to common shareholders was $1.3 million or $0.07 per common share based on 18.2 million weighted average shares versus $1.1 million or $0.06 per common share based on 18.4 million weighted average shares.

Shareholders should also take note that we've reduced our capitalization by over 10% as we initiated our stock buyback plan some four years ago.

Turning to the six-month numbers.

Revenue for the six months ended December 31, 2023, increased to $10.2 million, up from $9.5 million in the same period of 2022. Total operating expenses increased 10% from $7.1 million to $7.8 million.

Net income increased 11% to $2.8 million. Net income to common shareholders increased 12.4% to $2.6 million. Earnings per share increased 18% from $0.12 a share in 2022 to $0.14 per share for the six months ended December 31, 2023.

Turning now to cash flow and cash balances.

Total cash at December 31, 2023, was $23.3 million compared to $24 million at the end of fiscal year 2023. Total cash reflects repurchasing over 2.2 million common shares, redeeming 70,000 preferred shares in the quarter, paying off over $6 million in bank debt, and returning over $1.4 million to shareholders in the form of a cash dividend since inception.

Fiscal year-to-date, we generated cash from operations of $2.5 million. In the second quarter, we repurchased approximately 22,000 common shares at an average price of $8.79 per share for total approximately $194,000. The Company has approximately $8.3 million remaining on the $21 million total buyback authorization.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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During the same period, we repurchased 70,000 preferred shares at the stated redemption price of $10.70 per share for a total of $750,000. The remaining amount of the preferred stock redemption is $8.2 million. As previously announced, the Company anticipates redeeming all of the preferred, issued, and outstanding over the next three years.

We paid our December 31 quarterly cash dividend on February 1, 2024. As we previously announced, subsequent quarterly cash dividends will be paid within 45 days of the quarter's end of March 31, June 30, September 30, and December 31. Again, we will take half the annual cash generated from operations and return it to shareholders in the form of a dividend, buying back additional shares of common and preferred shares, or increasing the dividend, whichever lever makes the most sense at that time. The other half goes in the bank and will be strategically used to fund initiatives like traceability or M&A opportunities if the right opportunity comes along.

From time to time, the Board will continue to evaluate our capital allocation strategy and may adjust the different levers, whichever lever is more favorable to shareholders at that time.

That's all I have today. Thanks everyone for your time. At this point, I'll pass the call over to Randy. Randy?

Randall Fields

Thanks, John.

The traceability opportunity is growing very quickly, certainly faster than we anticipated. Our decision to clear the decks and focus on what a world with traceability could mean for us was clearly the right decision. We worked extremely hard over the past year to establish our position in the market, to secure endorsements in collaboration with industry leaders, and capture a foothold with major retailers and distributors. That's working to say the least. We continue to be the only company actually doing traceability, while others are still only talking about it.

Meanwhile, the overall opportunity is expanding. Kroger, the largest grocery chain in the US, recently announced to its supply chain that all suppliers, not just those impacted by FSMA Rule 204, but all food suppliers must comply with Kroger's traceability framework, Boom. This announcement dramatically changes everything because this will set the food safety bar for other retailers. This is perhaps the most significant change in the history of the retail food industry, and we are, seriously, center stage for it.

We’re not doing traceability for Kroger per se, but we’re helping Kroger suppliers meet Kroger’s requirements. As we have expected, the statement by Kroger demonstrates that large retailers simply aren’t going to sort incoming deliveries, trying to figure out which pallet on which truck is impacted by Rule 204 and which ones are not. Labor is one of the biggest costs for these retailers. Adding more people to figure out which box has to be treated in one way and which box has to be treated another way makes no operational, nor frankly, financial sense. The idea is a nonstarter.

Instead, Kroger, and soon others who are convinced, are mandating that their suppliers are going to trace everything, streamlining the process down to one way to handle product. As we have believed for some time, that will become the standard for the industry. Moreover, Kroger is mandating this has to be done by June 30, 2025, a full six months ahead of the FDA deadline. In short, more and sooner.

What we're doing to traceability is no longer being driven by regulation alone, but more importantly, by the market, a far more powerful force. Retailers care much more about competitive threat than simply regulatory requirements, right out of our playbook.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Let's look at where we are. First, we said the industry would ultimately move more quickly than the FDA. The stampede is on the horizon, as I'm sure you've seen illustrated in our numerous press releases in the past few months. The Kroger date moves the goalposts up rather than back. It's really amazing.

Second, we said that the industry likely needs more time as the requirements are technically challenging, complex, and require significant adjustments to how suppliers and retailers do logistics. The issue, though, is no longer one of FDA relief, it's now a market-driven problem. The scope and pressure of market forces will be far greater than the FDA compliance requirements. Think about this, when Kroger is the only retailer able to say we trace everything we sell to you to ensure its safety. Ouch, others will speed up rather than slow down.

Third, we said the FDA mandate would serve only as a starting point and ultimately traceability would impact a far larger segment of the industry. Again, Kroger makes that point moot, the bar is now set and trace it all will be the preferred way to do business. That is exactly what we expected would happen, and it's happening now, not later.

As a result, our work with traceability is exploding. It is a monumental task that we have overcome before with our compliance business, and we're ready to scale once again with traceability.

As you may recall, when we began in the compliance business, we moved in the first year from 200 connected suppliers to year two where we did 2,500, and year three where we did nearly 10,000. Today, we have over 100,000 facilities in our compliance network. The cadence for traceability is likely to be quite similar, but the point is, we've been there, done that before in terms of scaling.

We now have hundreds of supplier facilities onboarded in our ReposiTrak Traceability Network, or RTN as we call it, and 1,000 more in the queue awaiting implementation. Our current name customers have the potential to bring in additional 3,000 or more supplier facilities into the onboarding queue within the next six months. Beyond that, our pipeline of new wholesalers and retailers is very deep and very wide.

The recurring revenue from this is more than we anticipated at this point, but it's still just 3% to 4% of our revenue. The work we have to do on the back end is significant and complex. In response, we're laser focused on the internal systems that we're going to need, and I'm confident that the team is up to the task. As I've said, we've done this before.

At this point, the current traceability queue represents about $3.6 million in additional annual recurring revenue that will be booked sometime in the next year. We expect revenues to accelerate and ultimately double our annual recurring revenue within the next two to three years. The overall opportunity is significantly larger than we expected. But barring something major and unforeseen, the next few years looks to be very promising for ReposiTrak and its shareholders. By the way, this might prove to be the biggest understatement of my career.

Keep in mind, end-to-end traceability is not new for us. The foundation for it's been in our wheelhouse for many years. This is why we've gotten such a lead, while others are still talking about traceability with futurists and blockchain buzzwords and absurd startup-type technologies, along with their lethargic balance sheets, thirst for capital, and little, if any, operating history in our space.

Each day that passes, as additional suppliers sign into our network, the RTN extends its lead, reinforcing and expanding the moats around our business. One way to think about our lead is that no one else has done traceability yet with any suppliers end-to-end, while at the same time, at this moment, we're doing it with hundreds, and soon thousands, of facilities. Dominant doesn't do justice, actually, to where we are.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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We've been deep in the food supply chain for a long time. There's very little in terms of problems and issues that we haven't already dealt with. We are unlike anyone else, that the Boston Consulting Group would say, we are way down the experience curve. Others are simply, at this point, trying to get to the starting blocks.

It is, though, important to remember that most suppliers will end up with more than one system that they use. As a result, it's not a pure market share gain. In some sense, a competitive threat isn't a real important consideration for us. It's important for us to get essentially every supplier that exists, potentially seriously more than 100,000 facilities, and that others may get many suppliers as well. Our business model was built under the assumption that suppliers will likely end up with more than one system that their supply chain requires.

As you've seen in our numbers, we have and will continue to spend carefully on sales and marketing to support the RTN and we'll do whatever is necessary to stay in our customer-centric position. Our customer success has always been and continues to be priority one.

While we are laser focused on traceability, it's important to point out that our legacy compliance and supply chain businesses will continue to grow and generate increased cash flow. The sustainability and predictability of our recurring revenue-based business model is clear and very powerful.

Our annual recurring revenue hovers pretty close to two times our fixed costs and simultaneously supports a return of capital to shareholders. Despite our sunsetting of certain high-touch, low opportunity revenue over the past 24 months to the tune of over $1 million annual so far, we've grown annual recurring revenue, grown GAAP net income even more, grown earnings per share even faster, and expanded our cash generation.

To summarize, one, we'll continue, as we always have, to take great care of our customers. The competitive advantage this brings to traceability is even greater than our advantage in other services.

Two, we've built a consistent cash generation machine with multiple consecutive years GAAP profitability, cash generation, and frankly, lots of return of capital to shareholders, as I'm sure you know.

We continue to deploy our capital allocation strategy, buying back stock, both common and preferred, paying a dividend, and growing our cash. As we did last year, the Board will periodically review the capital allocation strategy, adjusting the dividend and the other levers we have based on our cash generation, earnings per share, just as they did with the dividend in November of 2023.

As our results grow, we expect to increase the dividend, at the same time continuing to add cash to the balance sheet, further reinforcing our financial position.

We maintain a fortress balance sheet, with more than $23 million of cash and no debt. Even after the last few years of buying back two million shares of common stock, paying off $6 million in bank and other debt, and redeeming preferred and paying out a cash dividend. I think it's safe to say we have no need for more capital to be successful. Instead, we'll continue to focus on our customers.

As John and I have said before, our business is efficient, easy to model, and we're positioned to scale. We've done it before. We're up to the task of doing it again.

The net financial result is simple, faster recurring revenue growth, even faster net income growth, and faster yet, EPS growth, meanwhile increasing the dividend to shareholders, reducing our capitalization, and driving cash.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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With that, I'd like to open it up now for questions. Operator?

Operator

Thank you. (Operator Instructions) Our first question is from Thomas Forte, private investor. Please proceed.

Thomas Forte

Great. Thanks, Randy and John. Congrats on the quarter. I have four questions. I'll mostly go one at a time. I might group the last two. You talked about this at length, I was just hoping you could maybe simplify and clarify. Are you getting faster at onboarding? Will the rate of improvement be linear going forward? Is there something you could do to have a result and a step function improvement in the rate?

 Randall Fields

The answer is definitely getting faster, markedly faster, and nowhere near where we need to be. We have probably the best minds in the Company focused on automation, education strategies to speed up the process. We're hoping that a year from now, our onboarding is going at roughly 10x where we are today, maybe even more. As I say, we've done that before. This is a slightly different kind of problem. There's a little bit more data that has to move in while we're doing our compliance work. But we're really good at this. I'll be surprised if a year from now, the onboarding rate isn't up by at least a factor of 10 from where we are today.

Thomas Forte

All right. That’s a good answer, Randy. Maybe I should just throw away the rest of my questions. All right. On the efforts to upgrade the customer set, is that a permanent initiative, or is there a definitive timeframe where you go through the process, and you're done? In which case, how far along are you?

Randall Fields

From where we originally set out about two years ago, in terms of winnowing out high-touch, low margin, not much upside opportunity, we're pretty much done. It will have a significant impact, perhaps another few percent. But given the acceleration that we're seeing, candidly, in our work around the issue of traceability, it will not have the kind of impact that one would be concerned about. As contracts come up that we just don't think have the opportunity, we'll probably continue to winnow those out, but it will not be significant. It's mostly behind us. It's probably 80% behind us now. That's just off the top of my head guess.

It was really strategic. As we saw traceability, if you think about what we did, we saw the opportunity in traceability, we realized that it would become a food centric kind of opportunity for us. We looked at lots of things that we were doing, not frankly based on food, and that's for the most part what we've eliminated. It was a lucky decision, I think it's fair to say, but it's been very impactful.

I think we mentioned in one previous conference call that we needed the time to focus people on the opportunity on how to onboard the suppliers. I think as we mentioned that we're right in the middle of it now. Had we not done this, I don't think we'd stand a chance of speeding up the way we expect. It was a was a good call, maybe a lucky call, but certainly a good one.

Thomas Forte

This one piggybacks on your comments on food, but it also diverges a little. I'll go two parts. Can you give me your current thoughts on expanding into new or adjacent markets, such as QSRs, that'd be food related, and then healthcare, not food related, but compliance related?

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Randall Fields

Okay. I think the first thing to realize is that when we thought about Rule 204, and this was an error we made in looking into the future, Rule 204 for from the FDA covers, I’ll call it, 5% to 7% of the food products that go through a supermarket. Keep that number in mind, 5% to 7%. What just happened is, the industry said, we're going to go from 5% to 7% to 100%. You can work the numbers out, it's between a 15- and 20-time expansion of the size of the opportunity. Frankly, a more difficult part of the opportunity, because most of the participants that are going to have to do traceability had never thought of it, they hadn't considered it because they were exempt from the rule. They were part of it and now they're part of the competitive aspect of doing traceability.

Just in the grocery space, the opportunity is more than one order of magnitude larger than we guessed. That means that our appetite for other vertical markets is shrinking. On the other hand, most of the suppliers that we work with in retail food, if you will, in the grocery space, also do work in each of those other vertical markets.

We may not be end-to-end in the QSR and other spaces, we will be end-to-end in grocery, but we may be from end to middle in terms of the other segments of places where food is consumed. It's not a missed opportunity. It's the one that we're in just grew by 10 times, maybe more. In fact, it's certainly more than 10 times.

Thomas Forte

Okay. Then I wanted to make this distinct from the last question. This is more a reflection of the potential companies you'd acquire and then given the health of the economy, interest rates, and inability to raise capital, et cetera. Lastly, can you give your current thoughts on M&A opportunities?

Randall Fields

I think for us not much has changed. If the right opportunity presents itself, it could be somebody who has what we might be looking for in terms of a customer set in an adjacent space that wouldn't distract our Management team significantly. That would be interesting and opportunistic for us. But we're seeing things all the time now around some bozo who has some great idea for traceability, a widget that's connected to the blockchain that attaches to a SpaceX rocket, that kind of stuff that are now running out of money. None of that is of interest to us.

Conceptually, we do have a tiger by the tail. We said something, maybe it wasn't clear in both John's and Randy's remarks, that it is perfectly reasonable in the next two to three years, the top-line revenue of the Company will double. We will go from being a $20 million a year Company to $40 million in two to three years. That's a lot. It requires incredible customer focus. It requires equally a huge amount of automation of what we're doing. We have plenty on our plate that our best and brightest are literally day by day working on how do we do this at a much higher level of scale. It's going to be an exciting time, and hopefully, the investors in the Company see what we're doing and feel good about it. It is a huge opportunity, much greater than we expected. Seriously, it's 10x what we would have imagined, at least 10x.

Thomas Forte

That's very exciting. Thank you for taking all my questions.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Randall Fields

Thanks, Tom.

John Merrill

Thanks, Tom.

Operator

I would like to turn the call back over to Randy for closing comments.

Randall Fields

Okay. That's the end of our second quarter call. We appreciate you all taking time to listen to us. If you sense that we've never been quite as excited about what lies ahead and what has to get done, that's a true assessment. The opportunity is enormous. The amount of work that it will take in creativity and innovation on our part is equally enormous, but I wasn't kidding when I said we're up to the task.

Thanks for your support and have a good rest of the afternoon. Thank you.

Operator

This will conclude today's conference. You may disconnect your lines at this time and thank you for your participation.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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